Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 21, 2007 regarding the consolidated balance sheets of Pacific Coast National Bancorp and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of earnings, cash flows, and changes in shareholders’ equity for the years ended December 31, 2006 and 2005, in the Form 10-KSB filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 30, 2007